QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.18

FIRST AMENDMENT
TO
EQUITY PURCHASE AND MERGER AGREEMENT

        This First Amendment to Equity Purchase and Merger Agreement (this "Amendment"), dated as of July 9, 2004, is made by and among Refco Group Ltd., LLC, a Delaware limited liability company (the "Company"), Refco Group Holdings, Inc., a Delaware corporation ("RGHI"), THL Refco Acquisition Partners, a Delaware general partnership (the "Buyer"), Refco Merger LLC, a Delaware limited liability company ("Merger Company" and, collectively with the Company, RGHI and Buyer, the "Original Parties"), and New Refco Group Ltd., LLC, a Delaware limited liability company ("New Refco").

        WHEREAS, the Original Parties (and certain other parties identified in the preamble thereof for the limited purposes set forth therein) entered into that certain Equity Purchase and Merger Agreement (the "Agreement"), dated as of June 8, 2004;

        WHEREAS, the parties to this Amendment desire that the Agreement be amended as specifically provided in this Amendment; and

        WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall be given the respective meanings ascribed to them in the Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Amendments to the Agreement.

        (a)   The final "Whereas" clause in the preamble to the Agreement is hereby amended to read in its entirety as follows:

        "WHEREAS, subject to the terms and conditions hereof, the Contribution (as defined in Section 1.2) will occur on the terms described in this Agreement;"

        (b)   Article 1 of the Agreement is hereby amended to read in its entirety as follows:

"ARTICLE 1

MEMBERSHIP INTERESTS PURCHASE; CONTRIBUTION

        Section 1.1    Purchase and Sale of the Membership Interests.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Buyer will purchase from RGHI, and RGHI will sell to the Buyer, three hundred forty-nine and six/tenths (349.6) Voting Membership Interests, for cash equal to the Per Share Amount for each Voting Membership Interest. "Per Share Amount" means the quotient of the Aggregate Consideration Amount divided by the total number of Membership Interests issued and outstanding immediately prior to the Contribution. "Aggregate Consideration Amount" means $2,250,000,000 minus the sum of (i) the total amount of Company Indebtedness outstanding as of immediately prior to the Closing (including amounts required to be repaid as a condition to the Closing in accordance with Section 6.2(l)), plus (ii) any out-of-pocket expenses or other additional amounts (other than interest accrued prior to the Closing), including prepayment premiums, that are required to be paid in order to fully repay as promptly as practicable in connection with or following the Closing any Company Indebtedness outstanding as of immediately prior to the Closing, plus (iii) any amounts that were paid by the Company or any of the Subsidiaries following February 29, 2004 and prior to the Closing for or in connection with the repayment of any Company Indebtedness (other than payments of interest accrued prior to such repayment), plus (iv) any amounts that have been paid following February 29, 2004 and prior to the Closing by the Company or any of the Subsidiaries that represent any deferred (whether or not contingent) obligation to pay purchase price or other consideration in connection with any acquisition of a business or any business combination transaction, plus (v) any Company Transaction Expenses in excess of $20,000,000 in the aggregate, plus (vi) any amounts payable by the Company pursuant to a Change in Control (as defined in the Memphis Holdings Purchase Agreement) pursuant to that certain Stock Purchase Agreement, dated as of January 2, 2001, between Memphis Holdings, LLC and the Company (the "Memphis Holdings Purchase Agreement"). The items in clauses (i) through (vi) collectively are referred to herein as the "Debt and Excess Expense Amount." The parties acknowledge and agree that it is their intention that the Per Share Amount will result in the net earnings or losses, as the case may be, of the Company and the Subsidiaries (other than the net earnings or losses, as the case may be, of the Asset Manager Entities), for all periods following February 29, 2004, accruing to the benefit of Persons who will be the owners of the Company from and following the Closing.

        (b)   The number of Voting Membership Interests purchased by the Buyer pursuant to Section 1.1(a) may be reduced or increased at the election of the Buyer; provided, however, that such number of Voting Membership Interests cannot be increased above the number that can be purchased for $627,000,000 at the Per Share Amount. Such election to reduce or increase the number of purchased Voting Membership Interests will have the effect of increasing or reducing, respectively, the number of Voting Membership Interests held by RGHI that are exchanged for the right to receive cash pursuant to the Contribution, as specified in Section 2.1(a). The Voting Membership Interests purchased by the Buyer pursuant to Section 1.1(a) are referred to herein as the "Purchased Membership Interests."

        (c)   At the Closing, RGHI shall deliver to the Buyer certificate(s) representing the Purchased Membership Interests, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form for transfer. At the Closing, the Buyer shall pay to RGHI, in consideration for the Purchased Membership Interests, by wire transfer of immediately available funds to the account designated by RGHI, the cash amount provided in Section 1.1(a).

        Section 1.2    Contribution of Membership Interests.    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing at the time provided for in Section 1.6(b), and upon the terms and subject to the conditions in this Agreement, Buyer and RGHI shall contribute all of the Membership Interests held by them to New Refco in exchange for the consideration described in Section 2.1 (the "Contribution").

        Section 1.3    Contribution Effective Time.    Subject to the provisions of this Agreement, the Contribution shall be consummated effective on the Closing Date at the time specified in Section 1.6(b) (the "Contribution Effective Time").

        Section 1.4    Finance Company Merger.    At the time provided for in Section 1.6(b), and upon the terms and subject to the conditions in this Agreement and in accordance with the Delaware Limited Liability Company Act (the "DLLCA"), New Refco and the Company shall cause Finance Company to be merged with and into the Company, with the Company being the surviving entity of the merger (the "Finance Company Merger"). New Refco, Finance Company and the Company shall cause the Finance Company Merger to be consummated by filing an appropriate certificate of merger or other appropriate documents with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA, on the Closing Date. Pursuant to the Finance Company Merger, (i) all equity interests of Finance Company outstanding immediately prior to the Finance Company Merger shall be extinguished in their entirety and (ii) all equity interests of the Company outstanding immediately prior to the Finance Company Merger shall remain outstanding and shall not be affected by the Finance Company Merger.

        Section 1.5    Limited Liability Company Agreement.    At the Contribution Effective Time, (i) the limited liability company agreement of New Refco shall be amended and restated to read as set forth in the form attached hereto as Exhibit C (the "Amended and Restated Limited Liability Company Agreement") and (ii) the limited liability company agreement of the Company shall be amended and restated in a manner reasonably satisfactory to RGHI and the Buyer to reflect a customary form of limited liability company agreement for a single member limited liability company.

        Section 1.6    Closing.

        (a)    Time and Place of Closing.    The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in Article 6 other than those conditions that, by their terms cannot be satisfied until the Closing (the "Closing Date"), at the offices of Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York 10019, unless another time, date or place is agreed to in writing by the Parties.

        (b)    Closing Procedures.    At the Closing, the following transactions will occur in the following chronological order: (i) the purchase of the Purchased Membership Interests in accordance with Section 1.1, (ii) the BAWAG Interest Transfer Transactions (in the order specified in Section 5.13), (iii) the distributions set forth in Section 5.14 (subject, in the case of the $500 million cash distribution referred to in Section 5.14, to the provisions of Section 5.9), and (iv) simultaneously, the Contribution and the Finance Company Merger."

        (c)   Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:

        "Section 2.1    Specific Provisions Regarding the Contribution.

        (a)   At the Contribution Effective Time, each of Buyer and RGHI will contribute to New Refco the outstanding Membership Interests of the Company held by Buyer and RGHI in exchange for the following consideration:

          (i)    each outstanding Voting Membership Interest and Non-Voting Membership Interest held by RGHI that was acquired by RGHI pursuant to the BAWAG Interest Transfer Transactions (the "BAWAG Transferred Interests") shall, pursuant to the Contribution, be exchanged for one Class A Common Unit (as defined in the Amended and Restated Limited Liability Company Agreement) of New Refco (each, a "Class A Common Unit");

          (ii)   in the case of the number of outstanding Voting Membership Interests other than BAWAG Transferred Interests held by RGHI that is equal to the RGHI Equity Portion, each such outstanding Voting Membership Interest shall, pursuant to the Contribution, be exchanged for one Class A Common Unit;

          (iii)  in the case of the outstanding Voting Membership Interests held by RGHI that are not exchanged for Class A Common Units in accordance with clauses (i) and (ii) above, each such outstanding Voting Membership Interest shall, pursuant to the Contribution, be exchanged for cash equal to the Per Share Amount; and

          (iv)  each of the Purchased Membership Interests shall, pursuant to the Contribution, be exchanged for one Class A Common Unit.

        (b)    Surrender of Certificates.    At the Contribution Effective Time, each holder of Membership Interests shall deliver to New Refco such holder's certificate(s) representing such holder's Membership Interests, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form for transfer. At the Closing, each holder will be entitled to receive: (i) cash in the amount provided in Section 2.1(a) for any Membership Interests of such holder that were exchanged for the right to receive the Per Share Amount, and (ii) certificates representing any Class A Common Units issued to such holder pursuant to the Contribution for any Membership Interests of such holder that were exchanged for Class A Common Units.

        (c)    Redemption of Existing Equity Interests of New Refco.    At the Contribution Effective Time, all equity interests of New Refco that were outstanding immediately prior to the Contribution Effective

Time shall be redeemed by New Refco in exchange for the cash (not to exceed $1,000) that previously was contributed by the Buyer to New Refco for such equity interests."

        (d)   Section 2.5 of the Agreement is hereby amended to read in its entirety as follows:

          "Section 2.5    Distribution of Proceeds.    Immediately following the Finance Company Merger, the Company shall distribute to New Refco the net proceeds received from the debt financing transactions referred to in Section 6.2(f) along with any additional funds up to $50 million (or such other amount of additional funds as agreed by the Buyer and the Company). These amounts shall provide the cash that is to be paid at the Closing by New Refco on account of the Contribution."

        (e)   Section 4.5 of the Agreement is hereby amended to add the following sentence at the end thereof:

          "For sake of clarity, it is agreed and understood that this representation is not intended to cover the investment bankers retained in connection with the placement and issuance of the debt that will be issued by Finance Company in connection with the Closing, as contemplated by this Agreement."

        (f)    Section 5.1(c)(ii) of the Agreement is hereby amended to read in its entirety as follows:

          "(ii) prior to the Closing, the Company shall contribute to Forstmann-Leff International Associates LLC ("FLIA") (i) the 99% equity interest owned by the Company in Forstmann-Leff Associates, LLC and, (ii) subject to the receipt of consent number 48A on Schedule 3.5, the 99% equity interest owned by the Company in Forstmann-Leff Associates Holdings, LLC, and at the Closing (at the time described in Section 1.6(b)), the Company shall distribute to RGHI the equity interest in FLIA, which directly or indirectly holds all of the equity interests of the entities listed on Schedule 5.1(c) (collectively, FLIA, Forstmann-Leff Associates Holdings, LLC, Forstmann-Leff Associates, LLC and the entities listed on Schedule 5.1(c) are referred to as the "Asset Manager Entities"), and"

        (g)   Section 5.1(f)(ii) of the Agreement is hereby amended to read in its entirety as follows:

          "(ii) may effect the acquisition by the Asset Manager Entities that is contemplated by the Asset Purchase Agreement, dated April 23, 2004, between Forstmann-Leff Associates, LLC and Schroder Investment Management North America Inc., as amended, as previously disclosed to the Buyer;"

        (h)   Section 5.1(k) of the Agreement is hereby amended to read in its entirety as follows:

          "use any funds, other than funds generated by the Asset Manager Entities, to fund the Asset Manager Entities or their operations;"

        (i)    Section 5.1(m) of the Agreement is hereby amended by deleting the reference to "Section 5.1(k)" appearing in the third line and substituting "Section 5.1(f)(ii)" therefor.

        (j)    Section 5.14 of the Agreement is hereby amended by inserting "and" immediately prior to clause (iii) and deleting clause (iv) and the "and" appearing at the end of clause (iii) and inserting a period therefor.

        (k)   Section 6.3(a) of the Agreement is hereby amended by inserting "and New Refco" after each instance of the word "Buyer" appearing therein.

        (l)    Section 7.3 of the Agreement is hereby amended (i) to add "or any Subsidiary of Buyer" after the word "Buyer" the first time that it appears in clause (iii) of such Section 7.3 and (ii) to add "or such Subsidiary of Buyer" after the word "Buyer" the second time it appears in clause (iii) of such Section 7.3.

        (m)  Section 8.2(a) of the Agreement is hereby amended by adding the following sentence at the end of Section 8.2(a):

    "In addition, if the Closing occurs, RGHI agrees to indemnify, defend and hold the Company and each of its Subsidiaries harmless from any Loss that represents a payment or payment obligation in excess of $10,000,000 in the aggregate (whether arising as the result of a settlement or a judgment but not including the Company's or such Subsidiary's legal expenses or the Company's or such Subsidiary's other defense costs in connection with such matter) in connection with the matter disclosed on Schedule 3.13 and referred to as Tradewinds, et. al. v. Refco Securities and Refco Capital Markets."

        (n)   Section 8.2(b) of the Agreement is hereby amended (i) by inserting "or New Refco" after "Buyer" in clause (i) thereof, and (ii) by deleting "which are to be performed by the Surviving Company after the Closing Date" from clause (iii).

        (o)   Section 9.11 of the Agreement is hereby amended as follows:

            (i)  The definition of "Company Transaction Expenses" is hereby amended to add "or any Subsidiary of the Company (other than Finance Company)" after the words "the Company" in the second line thereof.

           (ii)  The following definition of "New Refco" is hereby added in the appropriate alphabetical location:

            "New Refco" means New Refco Group Ltd., LLC.

          (iii)  The definition of "RGHI Equity Portion" is hereby amended to read in its entirety as follows:

      "RGHI Equity Portion" means the number of the Voting Membership Interests other than BAWAG Transferred Interests held by RGHI that must be exchanged for Class A Common Units pursuant to the Contribution in order that the total number of Class A Common Units that are held by RGHI immediately following the Contribution (including Class A Common Units that are issued to RGHI on account of the contribution of the BAWAG Transferred Interests) will represent 43% of the total Class A Common Units that will be issued and outstanding immediately following the Contribution."

        (p)   The Schedules to the Agreement are hereby amended as follows:

            (i)  Schedule 3.5 is hereby amended by inserting the following as new number 48A under "Third Party Consents, Miscellaneous Agreements":

            "48A. Amended and Restated Limited Liability Company Agreement of Forstmann-Leff Associates Holdings, LLC dated January 1, 2003 between HLA Holdings LLC and Refco Group Ltd., LLC (consent to transfer of membership interests in Forstmann-Leff Associates Holdings, LLC to FLIA as contemplated by Section 5.1(c)(ii) of the Agreement)."

           (ii)  Schedule 3.5 is hereby amended by inserting the following as new number 55 under "Third Party Consents, Agreements Triggering Possible Repurchase upon a Change of Control":

            "55. Amended and Restated Buy-Out Agreement dated January 1, 2003 by and among Refco Group Ltd., LLC, Forstmann-Leff Associates, LLC, Forstmann-Leff Holdings, LLC, HLA Holdings LLC, FLA Advisers L.L.C., FLA Asset Manager L.L.C. and William F. Harnisch (put right of HLA Holdings LLC with respect to 1% membership interests of Forstmann-Leff Associates Holdings LLC)."

          (iii)  Schedule 5.1(c) is hereby amended by deleting "Forstmann-Leff Associates, LLC" from the list of entities.

        2.     Certain Other References.    In addition to the modifications provided for in Section 2 of this Amendment, (i) all references in the Agreement to "Surviving Company" or "Merger Company" shall be deemed to be references to "New Refco" (except that the references to "Surviving Company" in Section 2.4, Section 5.7, Section 7.3, Section 8.1 and in the definition of "Company Transaction Expenses" shall be deemed to be references to the "Company"), (ii) all references in the Agreement to "the Merger" shall be deemed to be references to "the Contribution," (iii) all references in the Agreement to "the Effective Time" shall be deemed to be references to "the Contribution Effective Time," and (iv) all references to "this Equity Purchase and Merger Agreement" shall be deemed to be references to "this Equity Purchase and Contribution Agreement."

        3.     Forms of Certain Exhibits.    The forms of the Amended and Restated Limited Liability Company Agreement, the Escrow Agreement, the Securityholders Agreement, the Management Agreement and the Letter Agreement, as such agreements are actually executed in connection with the Closing, shall be modified from the forms set forth as exhibits to the Agreement solely as contemplated by the Agreement or as necessary to reflect that New Refco, rather than the Company, will be the subject thereof or the applicable party thereto, as appropriate. Except for the change provided for in the immediately preceding sentence, such modifications will in no way affect the relative rights and obligations under such agreements of the parties hereto and the other persons who will be parties to such agreements. The form of Securityholders Agreement that is actually executed in connection with the Closing also shall be modified from the form set forth as an exhibit to the Agreement in the following respects:

            (i)  References therein to the "THL Holders" shall also be deemed to refer to Limited Partners (as defined therein) (or affiliates of Limited Partners) who hold Securities, so long as THL Refco Acquisition Partners or any of its Affiliates (as defined therein) maintains voting control over such Securities.

           (ii)  Section 3.1 thereof shall be modified to permit a THL Holder to transfer Class A Common Units (as defined therein) to an Affiliate of such THL Holder.

        4.     Removal of Refco Merger LLC as a Party.    Refco Merger LLC is hereby removed as a party to the Agreement.

        5.     Waiver.    The parties agree that notwithstanding the provisions of Section 5.6 or any other section of the Agreement, the Company may transfer its interests in Forstmann-Leff Associates Holdings, LLC and Forstmann-Leff Associates, LLC to FLIA and Buyer hereby waives, on behalf of itself and its Affiliates, the right to enforce Section 5.6 with respect to such transfers by the Company and further agrees that the amendments to the Schedules set forth in Section 1(p) of this Amendment shall be effective to modify the Agreement as if the provisions set forth in such amendments had been in place as of the original date of the Agreement.

        6.     Continued Effectiveness of Agreement; No Other Modifications.    Except as expressly modified by Sections 1, 2, 3, 4 and 5 of this Amendment, (i) the Agreement shall continue in effect following the execution and delivery of this Amendment in the form in which it was effective immediately prior to the execution and delivery of this Agreement and (ii) the respective rights and obligations of the parties to the Agreement will not be diminished or otherwise modified.

        7.     Miscellaneous.    The provisions of Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7 and 9.9 of the Agreement shall be applicable to this Amendment as if such provisions referred specifically to this Amendment.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

REFCO GROUP LTD., LLC
By:	/s/ PHILLIP BENNETT

Name:	Phillip Bennett
Title:	President & CEO
NEW REFCO GROUP LTD., LLC
By:	/s/ SCOTT SCHOEN
Name	Scott Schoen
Title:	President
REFCO GROUP HOLDINGS, INC.
By:	/s/ PHILLIP BENNETT

Name:	Phillip Bennett
Title:	President & CEO
THL REFCO ACQUISITION PARTNERS
By:	THL Refco GP LLC, a general partner
By:	/s/ SCOTT SCHOEN
Name:	Scott Schoen
Title:	President
REFCO MERGER LLC
By:	/s/ SCOTT SCHOEN
Name:	Scott Schoen
Title:	President
Solely for purposes of confirming the continued applicability of Section 9.12 of the Agreement:
PHILLIP R. BENNETT
/s/ PHILLIP R. BENNETT
Solely for purposes of confirming the continued applicability of Section 9.12 of the Agreement:
TONE GRANT
/s/ TONE GRANT

QuickLinks

  Exhibit 10.18
FIRST AMENDMENT TO EQUITY PURCHASE AND MERGER AGREEMENT